EXHIBIT 99

NEWS RELEASE

EMC Insurance Group Inc. Announces 2019 First Quarter Earnings Call and Access Information

DES MOINES, Iowa (April 5, 2019) - EMC Insurance Group Inc. (Nasdaq:EMCI) (the “Company”), today announced that 2019 first quarter earnings results will be released before the market opens on Thursday, May 9, 2019. An earnings call will be held at noon Eastern time on that date to provide securities analysts, stockholders and other interested parties the opportunity to hear management discuss the Company’s 2019 first quarter earnings results, as well as its expectations for the remainder of the year. There will not be a question and answer session following management’s prepared remarks due to the pending non-binding indicative proposal submitted by Employers Mutual Casualty Company (Employers Mutual) on November 15, 2018 to purchase all of the outstanding common stock of the Company it does not own.

Teleconference:
Dial-in information for the call is toll-free 1-844-850-0550 (International: 1-412-317-5180).

Webcast:
The teleconference is being webcast and can be accessed live and for replay on the Company’s investor relations page at investors.emcins.com. The archived audio webcast will be available for replay for approximately 90 days following the earnings call.

Transcript:
A transcript of the teleconference will be available on the Company’s website soon after the completion of the teleconference.

About EMCI
EMC Insurance Group Inc. is a publicly held insurance holding company with operations in property and casualty insurance and reinsurance, which was formed in 1974 and became publicly held in 1982. The Company’s common stock trades on the Global Select Market tier of the Nasdaq Stock Market under the symbol EMCI. Additional information regarding the Company may be found at investors.emcins.com. EMCI’s parent company is Employers Mutual. EMCI and Employers Mutual, together with their subsidiary and affiliated companies, conduct operations under the trade name EMC Insurance Companies.

Contacts

Investors:	Media:

Steve Walsh, 515-345-2515	Lisa Hamilton, 515-345-7589

steve.t.walsh@emcins.com	lisa.l.hamilton@emcins.com